Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Acxiom Corporation:

We consent to the use of our report with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein and to our firm under the heading “experts” in the prospectus.

/s/ KPMG LLP

Dallas, Texas

January 20, 2017